                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                                  Cintas Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  172908105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement   X
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.  25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                   3,748,908
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                     3,200


                               7) Sole Dispositive Power                416,999


                               8) Shared Dispositive Power               40,650


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      3,771,508


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                   8.07


   12) Type of Reporting Person (See Instructions)                          HC




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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                                  Cintas Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  172908105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement   X
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           Bank of Delaware


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                   3,424,352
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                145,000


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      3,424,352


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                   7.33


   12) Type of Reporting Person (See Instructions)                          BK




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   Item 1(a) - Name of Issuer:
     Cintas Corp.


   Item 1(b) - Address of Issuer's Principal Executive Officers:
    11255 Reed Hartman Highway, Cincinnati, Ohio 45241


   Item 2(a) = Name of Person Filing:
    PNC Bank Corp./Bank of Delaware (a wholly-owned indirect subsidiary)

   Item 2(b) - Address of Principal Business Office, or if None, Residence:
    PNC Bank Corp.                       Bank of Delaware
    Fifth Avenue and Wood Street         222 Delaware Avenue
    Pittsburgh, PA 15222                 Wilmington, DE 19899



    Item 2(c) - Citizenship:
     Pennsylvania                        Delaware

    Item 2(d) - Title of Class of Securities:
     Common Stock

    Item 2(e) - CUSIP No.:
     172908105


    Item 3 - Statement Filed Pursuant to Rule 13d-1(b) or Rule 13d-2(b):
      Parent Holding Company             Bank




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   Item 4 - Ownership:
     (a) Amount Beneficially Owned:
                                                                      3,771,508


     (b) Percent of Class:
                                                                           8.07

     (c) Number of shares to which such person has:
         (i) sole power to vote or to direct the vote                 3,748,908
         (ii) shared power to vote or to direct the vote                  3,200
         (iii) sole power to dispose or to direct the disposition of    416,999
         (iv) shared power to dispose or to direct the disposition of    40,650


   Item 5 - Ownership of Five Percent of Less of a Class:
      Not Applicable

   Item 6 - Ownership of More than Five Percent on Behalf of Another Person:
      Not Applicable

   Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
      Bank of Delaware - BK

   Item 8 - Identification and Classification of Members of the Group:
      Not Applicable

   Item 9 - Notice of Dissolution of Group:
      Not applicable




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         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 1994
         _____________________________________________________________________
         Date


         _____________________________________________________________________
         Signature


           /s/ Peter C. Fulweiler, Vice President
         _____________________________________________________________________
         Name/Title





         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature


         _____________________________________________________________________
         Name/Title


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         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           February 14, 1994
         _____________________________________________________________________
         Date


         _____________________________________________________________________
         Signature


          /s/ Michelle A. O'Donnell, Assistant Vice President and
              Assistant Regulatory Counsel
         _____________________________________________________________________
         Name/Title





         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature



         _____________________________________________________________________
         Name/Title